Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Patrick Spratt KVH Industries 401-847-3327 pspratt@kvh.com	Christine Mohrmann Financial Dynamics 212-850-5600

KVH Industries Reports First Quarter 2012 Results

•	Quarterly revenue $26.7M, up 10% year-over-year

•	VSAT business continues to grow strongly; unit shipments up 120% year-over-year

MIDDLETOWN, RI - April 27, 2012 - KVH Industries, Inc., (Nasdaq: KVHI) today reported financial results for the quarter ended March 31, 2012. Revenue for the first quarter of 2012 was $26.7 million, up approximately 10% from the quarter ended March 31, 2011. Net loss for the period was $1.4 million or $0.09 per share. Excluding income tax expense from tax shortfalls associated with stock options and restricted stock awards, net loss for the period was $1.0 million or $0.07 per share. During the same period last year the company reported a net loss of $1.5 million or $0.10 per share on revenues of $24.4 million.

“We had a great quarter in our satellite business,” said Martin Kits van Heyningen, KVH’s chief executive officer. “Revenue from the mini-VSAT business grew 61% compared to the first quarter last year, and unit sales increased 120%. Our mini-VSAT Broadband airtime revenue for the quarter was close to $7 million, and the related gross margin increased to approximately 28% from only 4% one year ago. This improvement reflects the beneficial leverage that we are achieving from the Ku-band network infrastructure, and it demonstrates the integrity of our VSAT business model.”

“We were very pleased with our progress in winning a leadership position in the growing maritime broadband market,” continued Mr. Kits van Heyningen. “In several customer-run, head-to-head competitions with many other maritime services, KVH mini-VSAT Broadband has been selected for large fleet-wide roll outs. We believe our mini-VSAT Broadband service is perfectly positioned as the preferred solution for customers needing reliable, fast and affordable offshore connectivity - which is why we are now recognized as the market share leader in maritime VSAT services.”

In the first quarter of 2012, total mobile communications revenue was approximately $20.8 million, up 33% on a year-over-year basis. Sales of marine communications products and services other than

VSAT increased 9% year-over-year, which included a 19% increase in maritime satellite TV systems. Satellite TV system sales to the leisure marine market showed some solid growth for the first time in many quarters, in part due to the initial shipments of the new TracVision HD11 system.

KVH’s guidance and stabilization revenue from the company’s FOG solutions, TACNAV military navigation systems, and related services was approximately $5.9 million in the first quarter of 2012, down 32% on a year-over-year basis.

“Sales of TACNAV systems were down 44% year-over-year, in line with expectations, following a very strong 2011,” said Mr. Kits van Heyningen. “Looking ahead in 2012, we are optimistic that additional TACNAV orders that are in the prospect pipeline will be received and begin to contribute to a more stable future base of revenue for these products.”

“We had also anticipated a decline in our fiber optic gyro sales this quarter, but the results were below our expectations, with FOG revenues down 50% year-over-year,” said Mr. Kits van Heyningen. “Customer reaction to the new, small DSP-1750 FOG has been very encouraging as the product has far exceeded our design goals and offers significant performance advantages over competing products including our older DSP-3000 design. Unfortunately, the customer design cycles for integrating and testing our new small gyro into both new and existing products are taking longer than we anticipated. We are still confident in the attractiveness of the DSP-1750 and believe we will win significant new OEM sales in coming quarters,” continued Mr. Kits van Heyningen.

Addressing the company’s financial results, Patrick Spratt, KVH’s chief financial officer, said, “The first quarter top and bottom line results were in the range of expectations that we had provided. Gross margin for the quarter, at 37.2%, reflected the impact of the relatively low levels of FOG and TACNAV product sales. During the quarter, we completed the move into our new, integrated manufacturing and warehouse facility in Middletown, RI. This facility is now fully operational and is contributing to production efficiencies.”

Looking ahead, Mr. Spratt said, “For the second quarter, we expect revenue to be in the range of $28.5 million to $32 million, and EPS to be in the range of $0.00 to $0.06 cents per share. We expect the VSAT business to continue to grow strongly year-over-year, although at a lower percentage rate than in recent quarters due to the fact that we introduced the TracPhone V3 in Q2 2011 and shipped a substantial backlog of orders during that quarter. Our guidance for the full year is unchanged as we expect total company top line growth to be in the range of 10% to 15%, and we expect to achieve full year operating margin of approximately 5%.”

Mr. Kits van Heyningen concluded, “We remain confident in our long-term growth plans and objectives. We believe that we are on a very good track with the expansion of the mini-VSAT business, and we have confidence that customer applications that will be based on our new high-performance DSP-1750 fiber optic gyro technology will enter the market soon and help to drive growth over the next several years. We continue to expect total company sales to more than double over the next four to five years, and for operating margins to increase to 15% or greater over that period.”

Recent Operational Highlights:

•

April 3, 2012: Satellite industry specialist Euroconsult published a report that concluded KVH’s mini-VSAT Broadband service was the maritime VSAT service market share leader with 16% of all activated terminals at the end of 2011, more than 20% higher than the next closest competitor.

•

March 30, 2012: KVH finished moving its satellite system manufacturing operation across the street from its Rhode Island headquarters into its new 75,000 square foot facility designed for volume production of advanced satellite TV and communications systems.

•

March 29, 2012: KVH announced that it opened a new, state-of-the-art testing facility at its Rhode Island headquarters, which houses a custom-designed, state-of-the-art motion table for mobile satellite TV and communications solutions.

•

March 5, 2012: KVH announced that V.Ships, the world’s largest independent ship manager serving a fleet of over 1,000 vessels, selected the mini-VSAT Broadband service as its preferred satellite communications solution.

•

February 1, 2012, KVH introduced a breakthrough dual-band maritime VSAT solution with global coverage, comprised of a C-band overlay to the mini-VSAT Broadband network and the new, 1-meter TracPhone V11 antenna.

KVH is webcasting its first quarter conference call live at 10:30 a.m. Eastern time today. The conference call can be accessed via the company’s website at http://investors.kvh.com and listeners are welcome to submit questions pertaining to the earnings release and conference call to ir@kvh.com. The audio archive and an MP3 podcast will also be available on the company website within three hours of the completion of the call.

About KVH Industries, Inc.

KVH Industries is a leading manufacturer of solutions that provide global high-speed Internet, television and voice services via satellite to mobile users at sea, on land, and in the air. KVH is also a premier manufacturer of high performance sensors and integrated inertial systems for defense and commercial guidance and stabilization applications. The company is based in Middletown, RI, with facilities in Illinois, Denmark, Norway, and Singapore.

This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding our financial goals for future periods, anticipated revenue growth, growth in market share, anticipated profitability, anticipated orders for our mobile communications and guidance and stabilization products, and anticipated improvements in our competitive position. The actual results we achieve could differ materially from the statements made in this press release. Factors that might cause these differences include, but are not limited to: the impact of extended economic weakness and increasing fuel prices on the sale and use of motor vehicles and marine vessels; the need to increase sales of the TracPhone V7 and TracPhone V3 and related services to improve airtime gross margins; the need for or delays in qualification of products to customer or regulatory standards; unanticipated declines or changes in customer demand, due to economic, seasonal, and other factors, particularly with respect to the TracPhone V7 and V3; anticipated declines in military sales, including to foreign customers; expenses associated with the launch of our new TracPhone V11 and global C-band airtime service; the unpredictability of defense budget priorities as well as the order timing, purchasing schedules, and priorities for our defense products, including possible order cancellations; the uncertain impact of potential budget cuts by government customers; potential reductions in our overall gross margins in the event of a shift in product mix; and currency fluctuations, export restrictions, delays in procuring export licenses, and other international risks. These and other factors are discussed in more detail in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 8, 2012. Copies are available through our Investor Relations department and website, http://investors.kvh.com. We do not assume any obligation to update our forward-looking statements to reflect new information and developments.

KVH Industries, Inc., has used, registered, or applied to register its trademarks in the USA and other countries around the world, including the following marks: KVH, KVH logo, Azimuth, TracVision, TracPhone, Tri-Americas, CommBox, TACNAV, DataScope and the DataScope logo, Sailcomp, mini-VSAT Broadband and the mini-VSAT Broadband logo, E•Core, and the banded, dome-shaped housing of its satellite antennas. Other trademarks are the property of their respective companies.

KVH INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts, unaudited)

	Three Months Ended March 31,
	2012	2011
Sales:
Product	$17,083	$18,884
Service	9,645	5,525

Net sales	26,728	24,409

Costs and expenses:
Costs of product sales	10,983	10,528
Costs of service sales	5,802	4,802
Research and development	3,141	2,974
Sales, marketing and support	5,332	5,200
General and administrative	2,947	2,927

Total costs and expenses	28,205	26,431

Loss from operations	(1,477)	(2,022)

Interest income	103	65
Interest expense	82	56
Other income, net	37	14

Loss before income tax benefit	(1,419)	(1,999)
Income tax benefit	44	465

Net loss	$(1,375)	$(1,534)

Net loss per common share:
Basic and diluted	$(0.09)	$(0.10)

Weighted average number of common shares outstanding:
Basic and diluted	14,605	14,748

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KVH INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	March 31, 2012	December 31, 2011
ASSETS

Cash, cash equivalents and marketable securities	$31,318	$30,570
Accounts receivable, net	18,356	25,959
Inventories	17,522	18,615
Deferred income taxes	1,392	1,281
Other current assets	2,626	2,552

Total current assets	71,214	78,977

Property and equipment, net	35,212	34,010
Deferred income taxes	5,406	5,405
Goodwill	4,620	4,426
Intangible assets, net	1,911	1,903
Other non-current assets	3,690	3,835

Total assets	$122,053	$128,556

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$13,457	$16,385
Deferred revenue	1,065	2,684
Current portion of long-term debt	133	131

Total current liabilities	14,655	19,200

Other long-term liabilities	138	135
Long-term debt, excluding current portion	3,519	3,553
Line of credit	7,000	9,000
Stockholders’ equity	96,741	96,668

Total liabilities and stockholders’ equity	$122,053	$128,556

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KVH INDUSTRIES, INC. AND SUBSIDIARIES

RECONCILIATION OF NET LOSS TO ADJUSTED NET LOSS

Net Loss Excluding Income Tax Expense from Tax Shortfalls Associated with Stock Options and Restricted Stock Awards

(in thousands, unaudited)

Three Months Ended March 31, 2012

Net loss - GAAP	$(1,375)

Income tax expense from tax shortfalls associated with stock options and restricted stock awards	382

Net loss - Adjusted	$(993)

Net loss per common share - Adjusted:
Basic and diluted	$(0.07)

Adjusted net loss excluding the income tax expense from tax shortfalls associated with stock options and restricted stock awards for the three months ended March 31, 2012 is presented in the table above. This is a non-GAAP financial measure and should not be considered a replacement for GAAP results. We believe the adjusted information is useful to investors because it is reflective of underlying operational trends, as it excludes significant non-recurring or otherwise unusual transactions as described above. Our criteria for adjusted net loss may differ from models used by other companies and should not be considered as an alternative to net loss prepared in accordance with US GAAP as an indicator of our operating performance.

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